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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Autodesk, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Autodesk, Inc. (“Autodesk”) intends to send the following information to Autodesk employees in connection with Autodesk’s Special Meeting of Stockholders to be held on November 10, 2005 (the “Special Meeting”), regarding the proposed Autodesk 2006 Employee Stock Plan and amendments to the 2000 Directors’ Option Plan. A copy of the 2006 Employees Stock Plan and 2000 Directors’ Option Plan, as currently proposed for approval at the Special Meeting, can be found by reference to Appendices A and B, respectively, to Autodesk’s Special Proxy Statement filed on September 27, 2005 (Commission File No. 000-14338).

Autodesk employees,

On Tuesday you received an email from Carol Bartz about an upcoming shareholder vote for our new stock option plan. Employees who owned shares (not options) on September 15, 2005 are eligible to vote. In order for your vote to be counted, you must vote by November 10, 2005 either electronically or by mail.

If you chose electronic delivery of shareholder information with your broker, you should be receiving an email from your broker this week that will contain your voting instructions.

If you did not sign up for electronic delivery of shareholder information with your broker, you will receive this information by mail in the coming weeks. If you do not receive this information please contact your broker directly.

If you need more information on this vote for a new stock option plan please see the stock pages on Infosys.

Feel free to contact the Stock Administrator or John Clancy with any questions.